Exhibit 99.1

FOR IMMEDIATE RELEASE
Wednesday, September 29, 2004
7:30 A.M. CDT

BELO ANNOUNCES COMPLETION OF CIRCULATION INVESTIGATION
BY AUDIT COMMITTEE AND OUTSIDE COUNSEL

     DALLAS — Belo Corp. (NYSE: BLC) announced today that the previously reported investigation of circulation practices at The Dallas Morning News has been completed. The investigation was conducted by Seyfarth Shaw, a national law firm, under the supervision of the Audit Committee of Belo’s Board of Directors.

     After completion of the Audit Committee investigation, Belo stated that it expects The Morning News’ circulation for the six-month period ending September 30, 2004, to be approximately 5.1 percent less daily, and approximately 11.9 percent less Sunday, than circulation reported for the year-earlier period. The updated forecasts represent slight differences from Belo’s August 5 forecasted declines of approximately 5.0 percent and approximately 11.5 percent, respectively. While it is difficult to separate the overstatements from normal business trends, most of the declines are believed to be related to overstatements.

     Henry P. Becton, Jr., chairman of the Audit Committee, said: “This investigation has been painstaking and thorough. The committee feels that all necessary information has been reviewed, fully analyzed and put into proper context. Every person important to the investigation was interviewed by the investigation team, some more than once. The investigation team reported that management at every level of The Dallas Morning News and Belo Corp. was cooperative and forthcoming throughout the course of the investigation. While this matter has been difficult for the Company, the Audit Committee believes that all appropriate responses have been or are being made, and considers the investigation to be complete.”

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     The investigation found that the circulation overstatement at The Morning News resulted from the aggressive pursuit of circulation goals by former senior circulation managers, accompanied by inadequate procedures to monitor and verify distribution and returns of newspapers. The overstatement estimates determined during the investigation also include estimates resulting from the Circulation Department’s use of an unrepresentative survey of returns percentages in the newspaper’s state circulation.

     The Morning News’ Circulation Department used the following methods to stimulate circulation growth: trip and cash incentive contests for contractors; employee bonuses; low newspaper wholesale rates; and, pressure related to the attainment of circulation growth. The investigation concluded that efforts by managers in the newspaper’s three distribution channels (city single copy, state, and city home delivery) to grow circulation through these methods — without sufficient processes in place to ensure accurate circulation reporting — led to the reporting of inaccurate circulation figures.

     The investigation also reviewed the circulation distribution processes of Belo’s other publications: The Providence Journal, The Press-Enterprise in Riverside, California, al dia and Quick in Dallas, and the Denton Record-Chronicle in Denton, Texas. Based on this review, the investigators concluded that the circulation distribution processes at these other publications are significantly different from those used at The Dallas Morning News.

     The investigation found no evidence of improper activity on the part of the current senior executives of The Dallas Morning News or on the part of Belo Corp. executives. It also found that The Morning News in 2003 and the first quarter of 2004, for reasons unrelated to a possible overstatement, had already discontinued some of the contractor incentive practices and

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Circulation Department employee bonuses that may have contributed to the inaccurate circulation reporting.

     In addition, with the assistance of a Circulation Review Team appointed by Robert W. Decherd, Belo’s chairman, president and Chief Executive Officer, The Morning News has already changed or has under review all remaining practices identified by the investigation that may have led to the circulation overstatement. The Circulation Review Team is chaired by Howard Sutton, publisher, president and Chief Executive Officer of The Providence Journal, and includes 21 executives from across Belo.

     The Circulation Review Team has completed its first phase of work, which concentrated on immediate actions that ensure the validity of circulation reporting at The Morning News. The second phase is underway and is expected to conclude at the end of October. This phase consists of defining long-term process and control improvements, implementation plans and timelines for all recommendations that cannot be implemented immediately, and comparing best practices across Belo and throughout the newspaper industry. Beginning in November, the third and final phase of the Circulation Review Team’s work will focus on implementing long-term improvements. The third phase also includes documenting and communicating all new processes and procedures to relevant constituencies. Jim Moroney, publisher and Chief Executive Officer of The Morning News, and Jack Sander, president/Media Operations of Belo, are engaged in the Circulation Review Team’s processes together with Decherd. Any operating expenses or capital expenditures necessary to advance the Circulation Review Team’s recommendations will come directly to one of these three officers for immediate review and, as appropriate, approval.

     Decherd said, “As noted in our conference call on August 16, I have recommended to the chairs of the Board’s Executive Committee and Compensation Committee that executives accountable for the accuracy of circulation figures at The Dallas Morning News not receive bonuses for 2004 or salary increases for 2005.

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In addition, I have recommended that certain corporate officers, including myself, receive no bonuses for 2004 or salary increases for 2005. The total amount of target bonuses that would be foregone by these executive officers is approximately $2.1 million.

     “We have already made and will continue to make changes dealing with circulation at The Dallas Morning News, as indicated by the recently-completed investigation. We will cooperate fully with the Audit Bureau of Circulations (“ABC”), and continue to seek process improvements in concert with the Circulation Review Team and the senior management of The Morning News. The Morning News expects to file with the ABC by mid-October the newspaper’s circulation figures for the six months ending September 30, 2004. The Morning News has been working with the ABC since the overstatement was announced, and will be discussing the upcoming filing to ensure that the newspaper’s methodology conforms to the ABC’s expectations.”

     The voluntary advertiser compensation plan adopted at The Morning News last month is progressing. Moroney and the newspaper’s advertising executives have been conversing and meeting regularly with advertisers to hear their concerns and try to put the overstatement in proper context. More than 19,000 checks have been mailed or delivered to advertisers as part of the plan. As of September 24, 73.6 percent have cleared the bank, representing 62.8 percent of the dollars.

     Also, Belo announced that its Code of Business Conduct and Ethics (which is available on the Internet at www.belo.com, on the “About Belo” page) will be redistributed to every Belo employee and every Belo manager in October, together with a letter from Decherd. All approximately 1,100 manager level employees will again be asked to acknowledge receipt of the Code by their signatures.

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     A conference call to discuss the investigation, as well as the Company’s updated operating strategy, which was addressed in a separate release issued today, will be held for the investment community at 9 a.m. CDT today. The conference call will be simultaneously Webcast on the Company’s Web site (http://www.belo.com/invest). Following the conclusion of the Webcast, a replay of the conference call will be archived on Belo’s Web site. To access the listen-only conference lines, dial 1-877-777-1967. A replay line will be open from 4:00 p.m. CDT on September 29, 2004, until 11:59 p.m. CDT on October 6, 2004. To access the replay, dial 800-475-6701 or 320-365-3844. The access code for the replay is 748057.

     A conference call for media will be held at 1 p.m. CDT today. The conference call will be simultaneously Webcast on the Company’s Web site (http://www.belo.com/invest). Following the conclusion of the Webcast, a replay of the conference call will be archived on Belo’s Web site. To access the question and answer conference lines, dial 1-877-209-9920. A replay line will be open from 4:00 p.m. CDT on September 29, 2004, until 11:59 p.m. CDT on October 6, 2004. To access the replay, dial 800-475-6701 or 320-365-3844. The access code for the replay is 748072.

About Belo

     Belo Corp. is one of the nation’s largest media companies with a diversified group of market-leading television, newspaper, cable and interactive media assets. A Fortune 1000 company with approximately 7,900 employees and $1.4 billion in annual revenues, Belo operates news and information franchises in some of America’s most dynamic markets and regions, including Texas, the Northwest, the Southwest, Rhode Island and the Mid-Atlantic region. Belo owns 19 television stations (six in the top 15 markets) reaching 13.8 percent of U.S. television households; owns or operates seven cable news channels; and manages one television station through a local marketing agreement. Belo’s

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daily newspapers include The Dallas Morning News, The Providence Journal, The Press-Enterprise (Riverside, CA) and the Denton Record-Chronicle (Denton, TX). Belo Interactive’s new media businesses include more than 30 Web sites, several interactive alliances and a broad range of Internet-based products. Additional information, including earnings releases, is available online at www.belo.com.

     For more information, contact Carey Hendrickson, Belo’s vice president/Investor Relations, at 214-977-6626

     Statements in this communication concerning the Company’s business outlook or future economic performance, anticipated profitability, revenues, expenses, capital expenditures, investments, commitments, or other financial or operating items and other statements that are not historical facts, are “forward-looking statements” as the term is defined under applicable Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

     Such risks, uncertainties and factors include, but are not limited to, changes in advertising demand, interest rates and newsprint prices; the current audit by the Audit Bureau of Circulations of The Dallas Morning News’ circulation; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory changes; the effects of Company acquisitions and dispositions; general economic conditions; and significant armed conflict, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Annual Report on Form 10-K.